Exhibit 99.1
FOR IMMEDIATE RELEASE:

DATE: March 14, 2024

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com

Kennametal Appoints Sanjay Chowbey as President & CEO effective June 1, 2024; Christopher Rossi to Retire on May 31

PITTSBURGH, March 14, 2024 — Kennametal Inc. (NYSE: KMT) announced today that Sanjay Chowbey, currently Vice President, Kennametal Inc. and President, Metal Cutting Segment, will succeed Christopher Rossi as President & CEO. Rossi has decided to retire from the company after nearly seven years as CEO, effective May 31, 2024. Chowbey was unanimously appointed by the Board of Directors as Rossi’s successor, effective June 1, 2024.
“On behalf of the entire Board, I want to thank Chris for his many contributions to Kennametal and congratulate Sanjay on his well-deserved appointment as CEO,” said William M. Lambert, Chairman of the Board. “Chris is leaving the company better than he found it, having successfully executed the company’s Simplification/Modernization strategy, which improved the efficiency and customer service level of its factories while enabling the manufacturing of new product innovations. In addition, Chris led the company through the challenges of COVID-19, drove a significant and lasting cultural transformation and improved the underlying performance of the business.”
Rossi will continue to serve on the company’s Board of Directors until his retirement, at which time Chowbey will join the Board. Rossi and Chowbey will work together to ensure a seamless transition.
“Over the last seven years, we have made good progress in streamlining our organization, improving operations and sales effectiveness, enabling higher value-add product innovations and establishing our growth strategy,” said Rossi. “While difficult to say goodbye to this great company and our employees around the world, it is the right time for me personally to make this transition, especially knowing that I leave Kennametal under the very capable leadership of my planned successor Sanjay.”
Lambert added, “The Board has been appropriately focused on succession, so we know that Sanjay is well-prepared for this role and to advance our growth trajectory over the next few years. He is a proven business leader and change agent, who I am confident will help us continue to execute on a transformational strategy to deliver above market growth and margin expansion.”
Chowbey joined Kennametal in 2021 as President of the Metal Cutting segment. Under his leadership the business has grown its customer base, consistently delivered sales growth, expanded its operating margins, launched more than 20 new products and improved employee engagement.

“I am honored and excited to serve as the next CEO of Kennametal,” said Chowbey. “We have a proud 86-year legacy of helping customers make products that touch everyday life and enable people to drive, fly, power and build. We have extraordinary employees who are focused on serving stakeholders around the world and working to do things better than we did the day before. I look forward to accelerating our transformational journey to create shareholder value through growth, margin expansion and a balanced capital allocation strategy.”
The Company has launched a search for Chowbey’s Metal Cutting successor, considering both internal and external candidates. Chowbey will also continue in his current role during this transition period until he officially steps into the CEO role.

About Chowbey
Sanjay Chowbey joined Kennametal in 2021 as Vice President of Kennametal Inc. and President of the Company’s Metal Cutting segment.
Chowbey has global responsibility for the Metal Cutting segment. In this role he is accountable for all aspects of the business, including advancing the strategy, driving operational excellence and delivering profitable growth for the segment.
He has more than 20 years of experience at various industrial companies, including Flowserve Corporation, Danaher and Arvin Meritor Inc. Chowbey brings deep global and cross-functional perspective having held various President and General Manager roles, with responsibility for strategy, operations, sales, marketing and finance. In his most recent role before Kennametal, he was President of the $1.2 billion Services & Solutions business at Flowserve.
Chowbey earned his MBA from the Kellogg School of Management at Northwestern University, Master of Science degree in mechanical engineering from Tennessee Tech University and Bachelor of Science degree in mechanical engineering from B.I.T. in Sindri, India.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,700 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated $2.1 billion in revenues in fiscal 2023. Learn more at www.kennametal.com. Follow @Kennametal: Instagram, Facebook, LinkedIn and YouTube.
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